Exhibit 99.1

NEWS RELEASE November 1, 2017

Contacts:	Dan Schlanger, CFO
Ben Lowe, VP Corporate Finance
Crown Castle International Corp. 713-570-3050

CROWN CASTLE COMPLETES ACQUISITION OF LIGHTOWER

November 1, 2017—HOUSTON, TEXAS—Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has completed its previously announced acquisition of LTS Group Holdings LLC (“Lightower”). Lightower owns or has rights to approximately 32,000 route miles of fiber located primarily in top metro markets in the Northeast, including Boston, New York and Philadelphia. With the addition of Lightower, Crown Castle owns or has rights to over 60,000 route miles of fiber.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and over 60,000 route miles of fiber supporting small cells and fiber solutions across every major US market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com